SAFEWAY INC. ANNOUNCES
SECOND QUARTER
2013 RESULTS

Income From Continuing Operations increased 22%

Reports Adjusted Diluted Earnings Per Share of $0.51

Contact: Melissa Plaisance (925) 467-3136
Christiane Pelz (925) 467-3832

Pleasanton, CA -July 18, 2013

Agreement to Sell Canada Safeway
In June 2013, Safeway Inc. announced that it entered into an agreement to sell its Canadian operations through a sale of substantially all of the net assets of Canada Safeway Limited ("CSL") to Sobeys Inc., a Canadian food retailer and wholly owned subsidiary of Empire Company Limited. Accordingly, the results of operations from CSL are reported as discontinued operations, and the remaining results of operations are reported as continuing operations. Consistent with this presentation, the discussion of the line items of the income statement, balance sheet, statements of cash flow and supplemental information throughout this announcement refer to the continuing operations of Safeway, unless otherwise noted.

“We are pleased with the significant milestones we achieved this quarter," said Robert Edwards, President and CEO. "The substantial cash proceeds we expect to receive from the sale of our Canadian operations combined with the completion of the Blackhawk IPO will allow us to broadly enhance stakeholder value.  At the same time, our continuing U.S. operations demonstrated strong year over year earnings growth in the second quarter, and we continue to gain share in our U.S. markets with a 20 basis-point improvement in the supermarket channel and a two basis-point improvement in the all outlet channel.”

Results From Continuing Operations
Income from continuing operations was $58.1 million ($0.24 per diluted share) for the second quarter of 2013 and included the following items:

•	Increased legal reserves of $17.0 million related to multiple matters ($0.04 per diluted share)

•	Blackhawk expense of $5.7 million ($0.02 per diluted share) triggered by their IPO

•	A gain on the sale of investments of $8.5 million ($0.02 per diluted share)

Excluding these items, which total $0.04 per diluted share, income from continuing operations was $68.1 million ($0.28 per diluted share) in the second quarter of 2013 compared to $47.6 million ($0.20 per diluted share) in the second quarter of 2012.

Discontinued Operations
Loss from discontinued operations, net of tax, was $49.3 million ($0.21 per diluted share) in the second quarter of 2013, including a tax charge of $106.7 million ($0.44 per diluted share) on CSL retained earnings. With the agreement to sell CSL in the second quarter of 2013, Safeway must accrue taxes on retained earnings that had previously been considered indefinitely reinvested. This tax charge is included in the previously announced estimated net proceeds of C$4.0 billion from the sale of CSL.

Excluding this tax charge, income from discontinued operations, net of tax, would have been $57.4 million ($0.23 per diluted share) in the second quarter of 2013. This compares with income from discontinued operations, net of tax, in the second quarter of 2012 of $75.3 million ($0.31 per diluted share), which consisted of $74.1 million from Canadian operations and $1.2 million from the sale of three Genuardi's properties.

Net Income
Net income for the second quarter of 2013 was $8.4 million ($0.03 per diluted share). After adjusting for the items in continuing and discontinued operations outlined above, net income for the second quarter of 2013 was $125.1 million ($0.51 per diluted share). This compares to net income of $122.7 million ($0.51 per diluted share) in the second quarter of 2012.

Continuing Operations

Sales and Other Revenue
Sales and other revenue declined 1.6% to $8.7 billion in the second quarter of 2013 from $8.8 billion in the second quarter of 2012, primarily due to lower fuel sales in 2013 and the disposition of Genuardi's stores in 2012, partly offset by an identical-store sales (excluding fuel) increase of 1.2%.

Gross Profit
Gross profit increased 29 basis points to 26.23% of sales in the second quarter of 2013 compared to 25.94% of sales in the second quarter of 2012. Excluding the 32 basis-point impact from fuel sales, gross profit declined three basis points due primarily to shrink expense, investments in price and increased revenue from Blackhawk (which is a lower margin business), partly offset by reduced advertising expense.

Operating and Administrative Expense
Operating and administrative expense increased 28 basis points to 24.65% of sales in the second quarter of 2013 from 24.37% of sales in the second quarter of 2012. Excluding the 49 basis-point impact of lower fuel sales, operating and administrative expense decreased 21 basis points, primarily due to lower property impairment charges and store occupancy expense, partly offset by $17.0 million of increased legal reserves, and increased labor costs.

Operating Profit
Operating profit margin increased two basis points to 1.59% in the second quarter of 2013 from 1.57% in the second quarter of 2012. Excluding fuel, operating profit increased 18 basis points.

Interest Expense
Interest expense declined to $64.4 million in the second quarter of 2013 from $73.1 million in the second quarter of 2012 because of a $777 million decline in average borrowings.

Other Income, net
Other income increased to $16.8 million in the second quarter of 2013 from $3.9 million in the second quarter of 2012 primarily due to an $8.5 million gain on the sale of investments and a $4.3 million increase in earnings from our equity investment in Casa Ley.

Income Taxes
Income tax expense on continuing operations increased to 35.8% of pre-tax income in the second quarter of 2013 from 31.5% in the second quarter of 2012 due to individually immaterial items that reduced the 2012 tax rate. The tax rate on continuing operations is expected to be approximately 29% for the full year 2013 and approximately 35% for the remainder of 2013.

24-Week Results
Income from continuing operations increased to $113.0 million ($0.47 per diluted share) in the first 24 weeks of 2013, compared to $77.8 million ($0.30 per diluted share) in the first 24 weeks of 2012.

Sales and other revenue declined 0.8% to $17.2 billion in the first 24 weeks of 2013 from $17.3 billion in the first 24 weeks of 2012 primarily due to lower fuel sales in 2013 and the disposition of Genuardi's stores in 2012, partly offset by an identical-store sales (excluding fuel) increase of 1.5%.

The gross profit margin was 26.38% in the first 24 weeks of 2013 compared to 26.29% in the first 24 weeks of 2012. Operating and administrative expense margin was 24.96% of sales in the first 24 weeks of 2013 compared to 24.85% in the first 24 weeks of 2012.

Interest expense declined $15.2 million to $128.8 million in the first 24 weeks of 2013 from $144.0 million in the first 24 weeks of 2012 due to a decline in average borrowings.

Other income increased to $23.1 million in the first 24 weeks of 2013 from $9.1 million in the first 24 weeks of 2012 due primarily to an $8.5 million gain on the sale of investments and a $5.4 million increase in earnings from our equity investment in Casa Ley.

Income tax expense on continuing operations declined to 18.5% in the first 24 weeks of 2013 compared to 32.8% in the first 24 weeks of 2012 due primarily to a $17.2 million ($0.07 per diluted share) tax benefit in the first quarter of 2013 related to the settlement of corporate-owned life insurance ("COLI") policies and a $5.0 million ($0.02 per diluted share) reduction in tax expense due to the resolution of federal income tax matters.

Blackhawk IPO
On April 24, 2013, Blackhawk, a Safeway subsidiary, completed its initial public offering of 11.5 million shares of its Class A common stock at $23.00 per share. As part of the IPO, Safeway sold 11.3 million shares of Class A common stock of Blackhawk for $237.9 million, net of underwriting discount and fees, reducing Safeway's ownership from approximately 95% to approximately 73% of Blackhawk's total outstanding shares of common stock. Safeway recorded these net proceeds as an increase to additional paid-in capital and used the net proceeds to reduce debt. Additionally, Safeway recorded an estimated $82 million tax liability on the sale of these shares as a reduction to additional paid-in capital which will be paid in the fourth quarter of 2013.

Cash Flow
Net cash flow used by operating activities was $161.4 million in the first 24 weeks of 2013 compared to net cash flow used by operating activities of $211.1 million in the first 24 weeks of 2012. This change was largely due to the lower use of cash for working capital in 2013, which was driven primarily by a decline in income taxes.

Net cash flow used by investing activities declined to $160.6 million in the first 24 weeks of 2013 from $448.4 million in the first 24 weeks of 2012 primarily due to a decline in capital expenditures and proceeds on COLI policies in 2013.

Net cash flow provided by financing activities increased to $311.6 million in the first 24 weeks of 2013 from $120.6 million in the first 24 weeks of 2012. This increase was due primarily to cash used for stock repurchases in 2012 and proceeds from the sale of Blackhawk stock in 2013, partly offset by lower net proceeds from long-term borrowings in 2013.

Capital Expenditures
Safeway invested $125.4 million in capital expenditures in the second quarter of 2013 compared to $203.7 million in the second quarter of 2012.

Stock Repurchases
Safeway did not repurchase any shares of its common stock during the first 24 weeks of 2013 under its previously announced share repurchase program. The remaining board authorization for stock repurchases at quarter-end was approximately $0.8 billion.

Guidance
Safeway's guidance for 2013 continuing operations is as follows:

•	Adjusted, diluted EPS of $1.02 to $1.12, compared to $0.99 in 2012. This guidance assumes no benefit from the proceeds from the sale of our Canadian operations.

•
After adjusting for discontinued operations, the Blackhawk IPO and the reduction of tax expense due to the resolution of federal income tax matters, this EPS guidance is at the lower end of previously provided guidance of $2.25 to $2.45.

•	Non-fuel ID sales growth of 1.5% to 2.0%

•	An increase in adjusted, non-fuel operating profit margin of 15 to 25 basis points

•	Proforma adjusted EBITDA of $1.70 billion to $1.73 billion compared to $1.74 billion in 2012

•	Capital expenditures of $900 million to $950 million, in line with previously provided guidance, excluding CSL

•	Free cash flow of $600 million to $700 million, in line with previously provided guidance, excluding CSL

About Safeway
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,412 stores in the United States. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call
Safeway's investor conference call discussing second-quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 8:00 a.m. PT on July 18, 2013. Click on Upcoming Events to access the call. A replay will be available via webcast for approximately one week following the conference call.
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This press release and related conference call contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, earnings per share, sales growth, profit margins, EBITDA, income tax rates, the timing of the tax payment on Safeway's proceeds from the sale of Blackhawk common stock, free cash flow, store dispositions, capital expenditures, estimated proceeds from the sale of our Canadian operations, use of proceeds from the sale of our Canadian operations and estimated timing of close of sale of our Canadian operations. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables and center of store departments; the impact of generic drugs on pharmacy sales and identical-store sales; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the outcome of the agreement to sell the net assets of Canada Safeway Limited to Sobeys Inc. including: the possibility that the transaction may not close, the possibility that events may transpire that will require the transaction to be modified prior to or at closing, the ability to use proceeds as anticipated, and the ability to project the impact of the transaction on our ongoing operations; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk and Property Development Centers subsidiaries; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our retail stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q, and Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)
(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012

Sales and other revenue	$8,696.1	$8,833.9	$17,202.8	$17,337.8
Cost of goods sold	(6,414.8)	(6,542.3)	(12,664.5)	(12,779.3)
Gross profit	2,281.3	2,291.6	4,538.3	4,558.5
Operating and administrative expense	(2,143.2)	(2,152.9)	(4,294.0)	(4,307.8)
Operating profit	138.1	138.7	244.3	250.7
Interest expense	(64.4)	(73.1)	(128.8)	(144.0)
Other income, net	16.8	3.9	23.1	9.1
Income before income taxes	90.5	69.5	138.6	115.8
Income taxes	(32.4)	(21.9)	(25.6)	(38.0)
Income from continuing operations, net of tax	58.1	47.6	113.0	77.8
(Loss) income from discontinued operations, net of tax	(49.3)	75.3	14.6	118.0
Net income before allocation to noncontrolling interests	8.8	122.9	127.6	195.8
Noncontrolling interests	(0.4)	(0.2)	(0.3)	(0.2)
Net income attributable to Safeway Inc.	$8.4	$122.7	$127.3	$195.6

Basic earnings (loss) per common share:
Continuing operations	$0.24	$0.20	$0.47	$0.30
Discontinued operations	(0.21)	0.31	0.06	0.46
Total	$0.03	$0.51	$0.53	$0.76
Diluted earnings (loss) per common share:
Continuing operations	$0.24	$0.20	$0.47	$0.30
Discontinued operations	(0.21)	0.31	0.06	0.46
Total	$0.03	$0.51	$0.53	$0.76
Weighted average shares outstanding:
Basic	238.7	239.5	238.0	255.5
Diluted	240.8	239.8	239.7	255.9

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per-share amounts)
(Unaudited)

	June 15, 2013	Year-end 2012
ASSETS
Current assets:
Cash and equivalents	$441.1	$352.2
Receivables	612.3	909.0
Merchandise inventories	2,455.7	2,562.0
Prepaid expense and other current assets	393.1	344.7
Assets held for sale	1,770.1	—
Total current assets	5,672.3	4,167.9
Total property, net	7,861.4	9,224.6
Goodwill	373.6	471.5
Investment in unconsolidated affiliate	198.7	191.7
Other assets	448.7	601.3
Total assets	$14,554.7	$14,657.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of notes and debentures	$1,047.2	$294.0
Current obligations under capital leases	41.0	36.2
Accounts payable	2,276.9	3,125.0
Accrued salaries and wages	375.0	460.9
Deferred income taxes	156.9	45.7
Other accrued liabilities	585.9	643.8
Liabilities held for sale	648.5	—
Total current liabilities	5,131.4	4,605.6
Long-term debt:
Notes and debentures	4,230.6	4,831.9
Obligations under capital leases	375.0	411.6
Total long-term debt	4,605.6	5,243.5
Deferred income taxes	193.1	178.5
Pension and post-retirement benefit obligations	677.7	914.5
Accrued claims and other liabilities	743.7	781.5
Total liabilities	11,351.5	11,723.6

Stockholders' equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 607.4 and 605.3 shares issued	6.1	6.1
Additional paid-in capital	4,723.6	4,505.6
Treasury stock at cost: 366.2 and 365.8 shares	(9,129.5)	(9,119.8)
Accumulated other comprehensive loss	(72.7)	(73.8)
Retained earnings	7,646.7	7,609.8
Total Safeway Inc. equity	3,174.2	2,927.9
Noncontrolling interests	29.0	5.5
Total equity	3,203.2	2,933.4
Total liabilities and stockholders' equity	$14,554.7	$14,657.0

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	24 Weeks Ended
	June 15, 2013	June 16, 2012
OPERATING ACTIVITIES:
Net income before allocation to noncontrolling interest	$127.6	$195.8
Income from discontinued operations, net of tax	(14.6)	(118.0)
Income from continuing operations, net of tax	113.0	77.8
Reconciliation to net cash flow (used) provided by operating activities:
Depreciation expense	446.2	467.1
Property impairment charges	15.6	28.3
Share-based employee compensation	25.4	23.6
LIFO expense	—	0.6
Equity in earnings of unconsolidated affiliate	(10.8)	(5.4)
Net pension and post-retirement benefits expense	53.0	58.0
Contributions to pension and post-retirement benefit plans	(39.7)	(46.0)
Gain on property dispositions and lease exit costs, net	(5.3)	(6.7)
Increase (decrease) in accrued claims and other liabilities	15.3	(1.6)
Deferred income taxes	(17.2)	—
Other	(8.9)	11.0
Changes in working capital items:
Receivables	—	1.8
Inventories at FIFO cost	(338.0)	(372.0)
Prepaid expenses and other current assets	(21.4)	7.7
Income taxes	(30.6)	(72.5)
Payables and accruals	173.8	148.8
Payables related to third-party gift cards, net of receivables	(531.8)	(531.6)
Net cash flow used by operating activities - continuing operations	(161.4)	(211.1)
Net cash flow provided by operating activities - discontinued operations	139.2	120.3
Net cash flow used by operating activities	(22.2)	(90.8)

INVESTING ACTIVITIES:
Cash paid for property additions	(256.7)	(490.0)
Proceeds from sale of property	39.5	58.5
Proceeds from company-owned life insurance policies	68.7	—
Other	(12.1)	(16.9)
Net cash used by investing activities - continuing operations	(160.6)	(448.4)
Net cash used by investing activities - discontinued operations	(29.7)	(16.5)
Net cash used by investing activities	(190.3)	(464.9)

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	24 Weeks Ended
	June 15, 2013	June 16, 2012
FINANCING ACTIVITIES:
Additions to long-term borrowings	614.6	1,926.9
Payments on long-term borrowings	(468.8)	(449.0)
Proceeds from the sale of Blackhawk stock	237.9	—
Purchase of treasury stock	—	(1,274.5)
Dividends paid	(84.1)	(80.1)
Net proceeds from exercise of stock options	22.3	3.8
Other	(10.3)	(6.5)
Net cash flow provided by financing activities - continuing operations	311.6	120.6
Net cash flow used by financing activities - discontinued operations	(1.6)	(40.6)
Net cash flow provided by financing activities	310.0	80.0

Effect of changes in exchange rates on cash	(3.1)	(1.2)
Increase in cash and equivalents	94.4	(476.9)

CASH AND EQUIVALENTS:
Beginning of year	352.2	729.4
End of quarter	446.6	252.5
Less cash held for sale	(5.5)	—
Cash and cash equivalents, excluding held for sale	$441.1	$252.5

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA	Continuing Operations
	12 Weeks Ended		24 Weeks Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012

Cash paid for capital expenditures	$125.4	$203.7	$256.7	$490.0
Stores opened	1	1	1	5
Stores closed	4	10	7	17
Remodels completed	3	1	4	1
Stores at end of period	1,412	1,441
Square footage (in millions)	68.1	69.3
Fuel sales	$1,031.4	$1,199.5	$1,995.9	$2,222.0
Number of fuel stations at end of period	348	343

TABLE 2: IDENTICAL-STORE SALES *
	Continuing Operations
	12 Weeks Ended	24 Weeks Ended
	June 15, 2013	June 15, 2013**
Including fuel sales	-1.0%	-0.1%
Excluding fuel sales	1.2%	1.5%

* Identical-store sales (ID Sales) are defined as stores operating in the same period in both the current year and the prior year, comparing sales on a daily basis. Stores that are open during remodeling are included in ID Sales. Internet sales are included in ID Sales if the store fulfilling the orders is included in the ID Sales calculation. Excludes replacement stores and discontinued operations.

**ID sales for the first 24 weeks of 2013 were increased by 25 basis points due to the New Years Eve holiday shift in the first quarter of 2013.

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 3: RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW
	Continuing Operations
	24 Weeks Ended
	June 15, 2013	June 16, 2012
Net cash flow used by operating activities, as reported	$(161.4)	$(211.1)
Decrease in payables related to third-party gift cards, net of receivables	531.8	531.6
Net cash flow provided by operating activities, as adjusted	370.4	320.5
Net cash flow used by investing activities, as reported	(160.6)	(448.4)
Free cash flow	$209.8	$(127.9)

	Continuing Operations Forecasted Range
	Fiscal 2013
Net cash flow from operating activities, as adjusted	$1,300.0	$1,500.0
Net cash flow used by investing activities, as reported	(700.0)	(800.0)
Free cash flow	$600.0	$700.0

TABLE 4: RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS, NET OF TAX TO ADJUSTED EBITDA

	Continuing Operations
	Rolling Four Quarters		24 Weeks Ended	24 Weeks Ended
	June 15, 2013	Fiscal Year 2012	June 15, 2013	June 16, 2012
Income from continuing operations, net of tax	$310.0	$274.8	$113.0	$77.8
Add (subtract):
Noncontrolling interests	(1.7)	(1.6)	(0.3)	(0.2)
Income taxes	111.0	123.4	25.6	38.0
Interest expense	286.5	301.7	128.8	144.0
Depreciation expense	983.5	1,004.4	446.2	467.1
LIFO expense	0.1	0.7	—	0.6
Share-based employee compensation	55.4	53.6	25.4	23.6
Property impairment charges	33.6	46.3	15.6	28.3
Equity in earnings of unconsolidated affiliate	(22.9)	(17.5)	(10.8)	(5.4)
Dividend from unconsolidated affiliate	4.5	0.7	3.8	—
Adjusted EBITDA	$1,760.0	$1,786.5	$747.3	$773.8
(Gain) loss from legal settlements/reserves	(29.5)	(46.5)	17.0	—
Gain on sale of equity investments	(8.5)	—	(8.5)	—
Pro forma adjusted EBITDA	$1,722.0	$1,740.0	$755.8	$773.8

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 5: ASSETS AND LIABILITIES HELD FOR SALE

June 15, 2013
Assets held for sale:
CSL
Cash in stores	$5.5
Receivables	67.3
Merchandise inventories	434.8
Prepaid and other current assets	24.9
Net property, plant and equipment	1,111.6
Goodwill	95.4
Other assets	4.4
Total CSL assets held for sale	$1,743.9
Other United States real estate assets held for sale	26.2
Total assets held for sale	$1,770.1

Liabilities held for sale:
CSL
Obligations under capital leases	$39.7
Accounts payable	267.7
Accrued salaries and wages	71.6
Other accrued liabilities	50.7
Pension and post-retirement benefit obligations	188.2
Accrued claims and other liabilities	30.6
Total liabilities held for sale	$648.5

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 6: RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS, AS REPORTED, TO INCOME FROM CONTINUING OPERATIONS ADJUSTED FOR UNUSUAL CHARGES

	12 Weeks Ended June 15, 2013		24 Weeks Ended June 15, 2013
	Dollars	Diluted EPS	Dollars	Diluted EPS
Income from continuing operations, net of tax, as reported	$58.1	$0.24	$113.0	$0.47
Deferred taxes reversed on COLI policies	—	—	(17.2)	(0.07)
Reduction of tax expense due to resolution of federal income tax matters	—	—	(5.0)	(0.02)
Charges for legal reserves, net of $6.6 tax benefit	10.4	0.04	10.4	0.04
Blackhawk distribution expense triggered by IPO, net of $0.9 tax benefit	4.8	0.02	4.8	0.01
Gain on sale of investments, net of $3.3 tax expense	(5.2)	(0.02)	(5.2)	(0.02)
Income from continuing operations, net of tax, as adjusted	$68.1	$0.28	$100.8	$0.41

Percentage growth over 2012	43%	40%	30%	37%

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 7: RECONCILIATION OF (LOSS) INCOME FROM DISCONTINUED OPERATIONS, AS REPORTED TO DISCONTINUED OPERATIONS, AS ADJUSTED

	Discontinued Operations
	12 weeks ended		24 weeks ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012
CSL
Sales and other revenue	$1,522.3	$1,558.2	$3,015.5	$3,063.1

Income from discontinued operations of CSL before income taxes	$84.7	$108.1	$158.1	$185.5
Income tax expense	(134.0)	(34.0)	(143.5)	(60.0)
(Loss) income from discontinued operations of CSL, net of income taxes	(49.3)	74.1	14.6	125.5
Genuardi's
Gain on property dispositions, lease exit costs and property impairment charges	—	2.0	—	(12.2)
Income tax (expense) benefit	—	(0.8)	—	4.7
Gain (loss) from discontinued operations of Genuardi's	—	1.2	—	(7.5)
(Loss) income from discontinued operations, net of income taxes, as reported	$(49.3)	$75.3	$14.6	$118.0
Tax charge on Canada earnings, previously considered indefinitely invested in Canada	106.7	—	106.7	—
Reduction of tax expense due to resolution of federal tax matters	—	—	(11.7)	—
Income from discontinued operations, net of income taxes, as adjusted	$57.4	$75.3	$109.6	$118.0

Diluted (loss) earnings from discontinued operations per common share, as reported	$(0.21)	$0.31	$0.06	$0.46
Tax charge on Canada earnings, previously considered indefinitely invested in Canada	0.44	—	0.44	—
Reduction of tax expense due to resolution of federal income tax matters	—	—	(0.05)	—
Diluted earnings from discontinued operations per common share, as adjusted	$0.23	$0.31	$0.45	$0.46

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 8: RECONCILIATION OF NET INCOME ATTRIBUTABLE TO SAFEWAY INC, AS REPORTED TO NET INCOME ATTRIBUTABLE TO SAFEWAY INC, AS ADJUSTED

	Second Quarter 2013
		Diluted
	Dollars	EPS
Net income attributable to Safeway Inc., as reported	$8.4	$0.03
Charges for legal reserves, net of $6.6 tax benefit	10.4	0.04
Blackhawk expense triggered by IPO, net of $0.9 tax benefit	4.8	0.02
Gain on sale of investments, net of $3.3 tax expense	(5.2)	(0.02)
Tax charge on Canada earnings, previously considered indefinitely invested in Canada	106.7	0.44
Net income attributable to Safeway Inc., as adjusted	$125.1	$0.51

TABLE 9: RECONCILIATION OF 2013 DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED GUIDANCE AND 2012 DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Continuing Operations
	Fiscal	Guidance Fiscal 2013
	2012	Low	High
Diluted earnings per share	$1.10	$1.07	$1.17
Charges for legal reserves	—	0.04	0.04
Blackhawk expense triggered by IPO	—	0.02	0.02
Gain on sale of investments	—	(0.02)	(0.02)
Deferred taxes reversed on COLI policies	—	(0.07)	(0.07)
Reduction of tax expense due to resolution of federal income tax matters	—	(0.02)	(0.02)
Gain from legal settlements	(0.11)	—	—
Adjusted diluted earnings per share	$0.99	$1.02	$1.12

TABLE 10: RECONCILIATION OF 2013 OPERATING PROFIT MARGIN GUIDANCE FROM CONTINUING OPERATIONS TO ADJUSTED OPERATING PROFIT MARGIN GUIDANCE FROM CONTINUING OPERATIONS

	Guidance on Continuing Operations Basis-Point Improvement
	Low	High
Operating profit margin basis-point improvement	8	18
Charges for legal reserves	5	5
Blackhawk expense triggered by IPO	2	2
Operating profit margin basis-point improvement, as adjusted	15	25

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 11: RECONCILIATION OF 2013 ADJUSTED EBITDA GUIDANCE

	Guidance on Continuing Operations
	Low	High
Adjusted EBITDA	$1,685	$1,715
Charges for legal reserves	17	17
Blackhawk expense triggered by IPO	6	6
Gain on sale of investments	(8)	(8)
Proforma adjusted EBITDA guidance	$1,700	$1,730